UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
September 26, 2013

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 5.02(e)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. Settlement Agreement with Rogers BVBA

On September 26, 2013, Rogers BVBA, a subsidiary of Rogers Corporation located in Belgium, entered into a settlement agreement with Luc van Eenaeme, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference.  Mr. Van Eenaeme’s services with Rogers BVBA and other affiliates of Rogers Corporation terminated on June 30, 2013 as disclosed in our 8-K filing dated June 4, 2013.  The following summary of this settlement agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.1.

The settlement agreement with Rogers BVBA provides for Mr. Van Eenaeme to receive a termination indemnity, additional stock option rights and tax assistance as described below.  In exchange for the settlement agreement, Mr. Van Eenaeme releases his right to any claims against Rogers BVBA or its affiliates relating to his employment and the termination of his employment, including but not limited to claims to statutory severance under Belgium law.

Termination Indemnity

Mr. Van Eenaeme shall receive aggregate payments of €760,000 (the “Indemnity,” which shall be made up of three separate payments as further described below) with respect to termination of all his working relations with Rogers BVBA and other affiliates of Rogers Corporation.  Rogers BVBA shall pay €114,000 of the Indemnity, subject to applicable tax withholding.  Mr. Van Eenaeme will also receive payments with respect to accrued vested rights for departure holiday pay (in an amount to be determined), a pro-rated year-end payment of €1,262.16  as well as interest in the amount of €6,175.  These amounts are to be paid to Mr. Van Eenaeme subject to applicable tax withholding by September 30, 2013.

Stock Options

The 17,800 stock options granted to Mr. Van Eenaeme by Rogers Corporation on October 2, 2010 shall be fully vested on January 1, 2014 under the original vesting schedule and will remain exercisable until March 31, 2014 subject to the terms of the Rogers Corporation 2009 Long-Term Equity Compensation Plan.

Tax Filing Assistance

Mr. Van Eenaeme shall remain eligible for tax assistance consistent with past practice for personal resident and non-resident income tax returns with respect to the benefits provided to him under the settlement agreement subject to a cap of €10,000 plus any applicable value added tax.

Other Settlement Agreements

On September 26, 2013, Mr. Van Eenaeme entered into settlement agreements with Curamik Electronics GmbH and Rogers UK Limited, subsidiaries of Rogers Corporation located in Germany and the United Kingdom, respectively.  A copy of these settlement agreements is attached to this Form 8-K as Exhibit 10.2 and Exhibit 10.3, respectively, and are hereby incorporated by reference.  The following summary of these other settlement agreements does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibits 10.2 and 10.3.

Curamik Electronics GmbH

Curamik Electronics GmbH shall pay Mr. Van Eenaeme €570,000 of the Indemnity, subject to payroll tax deductions, not later than September 30, 2013.  The settlement agreement provides mutual releases with respect to waiveable claims by either party regarding Mr. Van Eenaeme’s employment and the termination of his employment.

Rogers UK Limited

Rogers UK Limited shall pay Mr. Van Eenaeme €76,000 of the Indemnity, subject to payroll tax deductions, not later than September 30, 2013.  The settlement agreement provides for Mr. Eenaeme to release his right to any claims against Rogers UK Limited or its affiliates relating to his employment and the termination of his employment.

Non-Competition Agreement

On September 26, 2013, Rogers Corporation entered into a non-competition agreement with Mr. Van Eenaeme, which is attached to this Form 8-K as Exhibit 10.4 and is incorporated by reference.  The following summary of the non-competition agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Exhibit 10.4.

The non-competition agreement provides that Mr. Van Eenaeme will not compete with Rogers Corporation or its affiliates for 24 months starting as from July 1, 2013 in (i) the United States and (ii) the member states of the European Union extant as of September 25, 2013.  Additional obligations during this period also include not soliciting employees of Rogers Corporation and its affiliates or making disparaging statements regarding these entities, their staff or customers.  Mr. Van Eenaeme agrees to keep confidential all matters related to activities of Rogers Corporation or its affiliates.  In exchange, Rogers Corporation will pay Mr. Van Eenaeme €200.000 subject to applicable tax withholdings by September 30, 2013.

Item 9.01.     Financial Statements and Exhibits.

           (d)       Exhibits:

Exhibit Number	Document Description

10.1	Settlement Agreement between Rogers BVBA and Luc van Eenaeme dated September 26, 2013

10.2	Termination Agreement between Curamik Electronics GmbH and Luc van Eenaeme dated September 26, 2013

10.3	Settlement Agreement between Rogers UK Limited and Luc Van Eenaeme dated September 26, 2013

10.4	Non-Competition Agreement between Rogers Corporation and Luc van Eenaeme dated September 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By:

Dennis M. Loughran
Vice President, Finance and Chief Financial Officer

/s/ Dennis M. Loughran

Date:  October 2, 2013